Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 3, 2025 except for Note 11, Note 12 and Note 14 as to which the date is July 10, 2025, with respect to the combined financial statements of Agencia Comercial Spirits Ltd, as of and for the financial years ended December 31, 2024 and 2023 in this Registration Statement on Form F-1 and the related Prospectus of Agencia Comercial Spirits Ltd filed with the Securities and Exchange Commission.

Singapore, Singapore

September 17, 2025

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